Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to reflect adjustments to the financial condition and results of operations of Salix Pharmaceuticals, Ltd. (the “Company” or “Salix”) to give effect to the following items: (i) the estimated effects of our pending acquisition of Santarus, Inc. (“Santarus”) (this pending acquisition, the “Merger”), (ii) the incurrence of an aggregate of $1.2 billion of indebtedness under a six-year senior term loan B facility (the “Term Loan B Facility”) and (iii) the issuance of $750.0 million of senior notes (the “Notes”).

The following unaudited pro forma condensed combined balance sheet as of September 30, 2013 and unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2013 and 2012 are based on and derived from, and should be read in conjunction with the historical unaudited financial statements of Salix (which are available in Salix’s Quarterly Report in Form 10-Q for the quarter ended September 30, 2013) and historical unaudited financial statements of Santarus (which are available on Santarus’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2013). The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 is based on and derived from and should be read in conjunction with the historical audited financial statements of Salix (which are available in Salix’s Annual Report on Form 10-K for the year ended December 31, 2012) and historical audited financial statements of Santarus (which are available in Santarus’ Annual Report on Form 10-K for the year ended December 31, 2012). The unaudited pro forma condensed combined statement of operations for the twelve months ended September 30, 2013 is based on the Company’s historical audited and unaudited consolidated financial statements and the historical audited and unaudited consolidated financial statements of Santarus and is calculated by subtracting the historical combined financial information for the nine months ended September 30, 2012 from the historical combined financial information for the year ended December 31, 2012 and then adding the historical combined financial information for the nine months ended September 30, 2013. The pro forma condensed combined financial information for the twelve months ended September 30, 2013 has been included in order to provide investors with historical and pro forma information for the latest practicable twelve-month period.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012, the nine months ended September 30, 2013 and 2012 and the twelve months ended September 30, 2013 assume that the Merger occurred on January 1, 2012. The unaudited pro forma condensed combined balance sheet as of September 30, 2013 assumes that the Merger occurred on September 30, 2013. The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations that would have been realized had the Merger occurred as of the dates indicated, nor is it meant to be indicative of any anticipated consolidated financial position or future results of operations that the combined company will experience. In addition, the accompanying unaudited pro forma condensed combined statements of operations do not include any expected cost savings or restructuring actions which may be achievable or which may occur subsequent to the Merger or the impact of any non-recurring activity and one-time transaction related costs. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Merger and financings related thereto, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the combined results.

The Merger has been accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standard Codification No. 805, “Business Combinations,” (“ASC 805”) and applying the pro forma assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Under ASC 805, the Company values most assets acquired and liabilities assumed in a business combination at their fair values as of the acquisition date. Fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. The process for estimating the fair values of in-process research and development (“IPR&D”) and other identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, timing and probability of success to complete in-process projects and projecting regulatory approvals. Under ASC 805, transaction costs are not included as a component of consideration transferred, and are expensed as incurred. The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities as of the effective date of the acquisition are allocated to goodwill in accordance with ASC 805. The final valuation is expected to be completed as soon as practicable but no later than one year after the consummation of the Merger. The purchase price allocation is subject to completion of the Company’s final analysis of the fair value of the assets and liabilities of Santarus as of the effective date of the Merger. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. These adjustments could be material. The establishment of the fair value of the consideration for the acquisition and the allocation to identifiable tangible and intangible assets and liabilities requires the extensive use of accounting estimates and management judgment. The Company believes the fair values assigned to the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions using currently available data.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2013

	Historical Salix	Historical Santarus 4(a)	Pro Forma Adjustments			Pro Forma Combined
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$817,725	$121,138	$(822,665)	5	(a)	$116,198
Short-term investments	—	47,581	—			47,581
Accounts receivable, net	389,750	51,462	—			441,212
Inventory	106,284	11,882	55,350	5	(c)	173,516
Deferred tax assets	57,049	35,899	160,130	5	(e)	253,078
Prepaid and other current assets	55,869	7,821	—			63,690

Total current assets	1,426,677	275,783	(607,185)			1,095,275
Property and equipment, net	26,432	1,197	—			27,629
Goodwill	180,907	2,913	1,324,945	5	(b)	1,508,765
Product rights and intangibles, net	408,389	18,502	1,406,898	5	(d)	1,833,789
Long-term deferred tax assets	—	19,556	(19,556)	5	(i)	—
Other assets	33,690	1,611	49,725	5	(f)	85,026

Total assets	$2,076,095	$319,562	$2,154,827			$4,550,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,386	$7,019	$—			$34,405
Accrued liabilities	100,349	30,560	—			130,909
Reserve for product returns, rebates and chargebacks	204,040	47,134	—			251,174
Current portion of capital lease obligations	49	—	—			49

Total current liabilities	331,824	84,713	—			416,537
Long-term liabilities:
Convertible senior notes	872,642	—	—			872,642
Term Loan B Facility	—	—	1,188,000	5	(g)	1,188,000
Notes	—	—	750,000	5	(h)	750,000
Lease incentive obligation	8,036	—	—			8,036
Acquisition-related contingent consideration	110,500	2,761	—			113,261
Deferred tax liabilities	65,047	—	529,134	5	(i)	594,181
Other long-term liabilities	9,564	3,106	—			12,670

Total long-term liabilities	1,065,789	5,867	2,467,134			3,538,790

Stockholders’ equity:
Common stock	63	7	(7)	5	(j)	63
Additional paid-in capital	657,916	392,054	(392,054)	5	(j)	657,916
Other comprehensive income (loss)	1,111	4	(4)	5	(j)	1,111
Retained earnings (deficit)	19,392	(163,083)	163,083	5	(j)	(63,933)
			(83,325)	5	(k)

Total stockholders’ equity	678,482	228,982	(312,307)			595,157

Total liabilities and stockholders’ equity	$2,076,095	$319,562	$2,154,827			$4,550,484

See notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

	Historical Salix	Historical Santarus 4(b)	Pro Forma Adjustments		Pro Forma Combined
	(in thousands)
Revenues:
Net product revenues	$735,444	$217,955	$—		$953,399
Costs and expenses:
Cost of products sold (excluding amortization of product rights and intangibles)	124,597	65,904	—		190,501
Amortization of product rights and intangible assets	45,351	5,675	226,601	6(a)	277,627
Intangible asset impairment charge	41,600	—			41,600
Research and development	123,234	39,506	—		162,740
Selling, general and administrative	258,187	86,552	—		344,739
Change in acquisition-related contingent consideration	(29,598)	146	—		(29,452)

Total costs and expenses	563,371	197,783	226,601		987,755

Income (loss) from operations	172,073	20,172	(226,601)		(34,356)
Loss on extinguishment of debt	(15,580)	—	—		(15,580)
Interest expense, net	(44,665)	(308)	(107,427)	6(b)	(152,400)

Income (loss) before provision for income tax	111,828	19,864	(334,028)		(202,336)
Income tax (expense) benefit	(47,582)	(1,309)	130,271	6(c)	81,380

Net income (loss)	$64,246	$18,555	$(203,757)		$(120,956)

See notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

	Historical Salix	Historical Santarus 4(b)	Pro Forma Adjustments		Pro Forma Combined
	(in thousands)
Revenues:
Net product revenues	$537,271	$147,742	$—		$685,013
Costs and expenses:
Cost of products sold (excluding amortization of product rights and intangibles)	93,918	46,188	—		140,106
Amortization of product rights and intangible assets	34,034	4,146	169,954	6(a)	208,134
Intangible asset impairment charge	41,600	—	—		41,600
Research and development	86,677	21,787	—		108,464
Selling, general and administrative	187,266	61,567	—		248,833
Change in acquisition-related contingent consideration	(31,398)	(25)	—		(31,423)

Total costs and expenses	412,097	133,663	169,954		715,714

Income (loss) from operations	125,174	14,079	(169,954)		(30,701)

Loss on extinguishment of debt	(14,369)	—	—		(14,369)
Interest expense, net	(29,182)	(246)	(80,501)	6(b)	(109,929)

Income (loss) before provision for income tax	81,623	13,833	(250,455)		(154,999)
Income tax (expense) benefit	(35,000)	(774)	97,677	6(c)	61,903

Net income (loss)	$46,623	$13,059	$(152,778)		$(93,096)

See notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013

	Historical Salix	Historical Santarus 4(b)	Pro Forma Adjustments		Pro Forma Combined
	(in thousands)
Revenues:
Net product revenues	$676,226	$267,596	$—		$943,822
Costs and expenses:
Cost of products sold (excluding amortization of product rights and intangibles)	122,460	69,533	—		191,993
Amortization of product rights and intangible assets	33,518	4,752	169,348	6(a)	207,618
Intangible asset impairment charge	—	—	—		—
Research and development	113,733	24,978	—		138,711
Selling, general and administrative	223,785	99,692	—		323,477
Change in acquisition-related contingent consideration	7,000	561	—		7,561

Total costs and expenses	500,496	199,516	169,348		869,360

Income (loss) from operations	175,730	68,080	(169,348)		74,462

Loss on extinguishment of debt	—	—	—		—
Interest expense, net	(44,937)	(180)	(78,868)	6(b)	(123,985)

Income (loss) before provision for income tax	130,793	67,900	(248,216)		(49,523)
Income tax (expense) benefit	(40,021)	54,668	96,804	6(c)	111,451

Net income (loss)	$90,772	$122,568	$(151,412)		$61,928

See notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2013

	Historical Salix	Historical Santarus 4(c)	Pro Forma Adjustments		Pro Forma Combined
	(in thousands)
Revenues:
Net product revenues	$874,399	$337,809	$—		$1,212,208
Costs and expenses:
Cost of products sold (excluding amortization of product rights and intangibles)	153,139	89,249	—		242,388
Amortization of product rights and intangible assets	44,835	6,281	225,995	6(a)	277,111
Intangible asset impairment charge	—	—	—		—
Research and development	150,290	42,697	—		192,987
Selling, general and administrative	294,706	124,677	—		419,383
Change in acquisition-related contingent consideration	8,800	732	—		9,532

Total costs and expenses	651,770	263,636	225,995		1,141,401

Income (loss) from operations	222,629	74,173	(225,995)		70,807

Loss on extinguishment of debt	(1,211)	—	—		(1,211)
Interest expense, net	(60,420)	(242)	(105,794)	6(b)	(166,456)

Income (loss) before provision for income tax	160,998	73,931	(331,789)		(96,860)
Income tax (expense) benefit	(52,603)	54,133	129,398	6(c)	130,928

Net income (loss)	$108,395	$128,064	$(202,391)		$34,068

See notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of Transactions

On November 7, 2013, the Company and Santarus, among others, entered into the Merger Agreement, pursuant to which the Company agreed to conduct a cash tender offer to purchase all of the issued and outstanding shares of Santarus common stock for $32.00 per share in cash (without interest but less any applicable withholding taxes). The Company’s obligation to purchase shares tendered in the tender offer is subject to the condition that, immediately prior to the expiration of the tender offer, there be validly tendered and not validly withdrawn the number of shares of Santarus common stock that, when added to the shares of Santarus common stock then owned by us, would represent one share more than one half of the sum of (i) all shares of Santarus common stock then outstanding and (ii) all shares of common stock that Santarus may be required to issue upon the vesting (including vesting solely as a result of the tender offer), conversion, settlement or exercise of all securities convertible or exchangeable into shares of Santarus common stock. Consummation of the tender offer also is subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions.

As soon as practicable following the successful consummation of the tender offer and subject to the satisfaction or waiver of the remaining conditions in the Merger Agreement, an indirect, wholly owned subsidiary of the Company will be merged with and into Santarus, with Santarus continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of the Company. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, each share of Santarus common stock outstanding (other than shares held by the Company and Santarus and their respective affiliates, and shares held by Santarus stockholders who properly demand appraisal rights) will be cancelled and converted into the right to receive $32.00 in cash (without interest but less any applicable withholding taxes).

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under the provisions of ASC 805 and was based on the historical financial information of the Company and Santarus. Under the acquisition method of accounting, the total estimated purchase price of an acquisition is allocated to the net tangible and intangible assets to be acquired based on their estimated fair values as of the date the Merger is consummated. Such fair values are based on available information and certain assumptions that we believe are reasonable. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets to be acquired and liabilities to be assumed based on various preliminary estimates. The final determination of these estimated fair values, the assets’ useful lives and the amortization methods is subject to completion of an ongoing assessment and will be available after completion of the Merger. Fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. The results of the final allocation could be materially different from the preliminary allocation set forth in these unaudited pro forma condensed combined financial statements, including but not limited to, the allocations related to identifiable intangible assets, goodwill, property and equipment, inventory, deferred taxes, cost of products sold, general and administrative expenses, amortization, interest expense and income taxes.

3. Accounting Policies

Following the acquisition, Salix will conduct a review of Santarus’ accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Santarus’ results of operations or assets or liabilities to conform to Salix’s accounting policies and classifications. As a result of that review, Salix may identify differences between the accounting policies of the two companies that, when conformed, could be materially different from the amounts set forth in these unaudited pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, Salix was not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to Salix’s financial presentation; as discussed below. Accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the two companies.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

4. Historical Santarus – Reclassification

Financial information presented in the “Historical Santarus” column in the unaudited pro forma condensed combined balance sheet and statements of operations has been reclassified to conform to the historical presentation in Salix’s consolidated financial statements as follows:

(a) Reclassifications included in the unaudited pro forma condensed combined balance sheet

As of September 30, 2013

	Santarus
	Before Reclassification	Reclassification		After Reclassification
	(in thousands)
Accounts receivable, net	$43,576	$7,886	(i)	$51,462
Long-term restricted cash	$750	$(750	)(ii)	$—
Other assets	$861	$750	(ii)	$1,611
Accounts payable and accrued liabilities	$52,662	$(45,643	)(iii)	$7,019
Accrued liabilities	$—	$30,560	(iii)	$30,560
Allowance for product returns	$24,165	$22,969	(i)(iii)	$47,134
Acquisition-related contingent consideration	$—	$2,761	(iv)	$2,761
Deferred revenue	$1,103	$(1,103	)(v)	$—
Other long term liabilities	$4,764	$(1,658	)(iv)(v)	$3,106

(i)	Represents a $7.8 million reclassification of chargebacks and other discounts (contra account) from “Accounts receivable” to “Allowance for product returns” as accounted for on Salix’s balance sheet.
(ii)	Represents a $750,000 reclassification of “Long term restricted cash” to “Other assets.”
(iii)	Represents a reclassification of $45.6 million from “Accounts payable and accrued liabilities” to “Accrued liabilities” to reflect accrued liabilities which are presented separately on Salix’s balance sheet. Offsetting the $45.6 million balance reclassified to “Accrued liabilities” is a $15.1 million reclassification from “Accrued liabilities” to “Allowance for product returns” for accrued rebates.
(iv)	Represents a $2.7 million adjustment for the Covella contingent consideration that was reclassified to “Acquisition-related contingent consideration” from “Other long term liabilities.”
(v)	Represents a $1.1 million adjustment for the reclassification of “Deferred revenue” to “Other long term liabilities.”

(b) Reclassifications included in the unaudited pro forma condensed combined statement of operations

Year Ended December 31, 2012

	Santarus
	Before Reclassification	Reclassification		After Reclassification
	(in thousands)
Royalty revenues	$3,417	$(3,417	)(i)	$—
Net product revenues	$214,538	$3,417	(i)	$217,955
Cost of products sold	$15,640	$50,264	(ii)	$65,904
Amortization of product rights and intangibles	$—	$5,675	(iii)	$5,675
Licensing and royalty fees	$69,783	$(69,783	)(ii)(iii)	$—
Research and development	$25,808	$13,698	(iii)	$39,506
Change in acquisition-related contingent considerations	$—	$146	(iii)	$146

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Nine Months Ended September 30, 2012

	Santarus
	Before Reclassification	Reclassification		After Reclassification
	(in thousands)
Royalty revenues	$2,618	$(2,618	)(i)	$—
Net product revenues	$145,124	$2,618	(i)	$147,742
Cost of products sold	$10,463	$35,725	(ii)	$46,188
Amortization of product rights and intangibles	$—	$4,146	(iii)	$4,146
Licensing and royalty fees	$43,544	$(43,544	)(ii)(iii)	$—
Research and development	$18,089	$3,698	(iii)	$21,787
Change in acquisition-related contingent considerations	$—	$(25	)(iii)	$(25)

Nine Months Ended September 30, 2013

	Santarus
	Before Reclassification	Reclassification		After Reclassification
	(in thousands)
Royalty revenues	$2,510	$(2,510	)(i)	$—
Net product revenues	$265,086	$2,510	(i)	$267,596
Cost of products sold	$16,145	$53,388	(ii)	$69,533
Amortization of product rights and intangibles	$—	$4,752	(iii)	$4,752
Licensing and royalty fees	$63,701	$(63,701	)(ii)(iii)	$—
Research and development	$19,978	$5,000	(iii)	$24,978
Change in acquisition-related contingent considerations	$—	$561	(iii)	$561

(i)	Represents $3.4 million, $2.6 million, and $2.5 million of “Royalty revenues” for the year ended December 31, 2012, and the nine-month periods ended September 30, 2012 and 2013 respectively, reclassified to “Net product revenues.”
(ii)	Represents an increase of $50.3 million, $35.7 million and $53.4 million to “Cost of products sold,” reflecting a reclassification of royalty fees from “Licensing and royalty fees,” for the year ended December 31, 2012, and the nine-month periods ended September 30, 2012 and 2013 respectively.
(iii)	Represents a reclassification of license fees from “Licensing and royalty fees” to the following accounts: $5.7 million, $4.1 million, and $4.7 million related to the reclassification to “Amortization for product rights and intangibles”; $146,000, $25,000, and $561,000 related to the reclassification to “Change in acquisition-related contingent consideration” and $13.7 million, $3.7 million and $5.0 million related to the reclassification to “Research and development” for the year ended December 31, 2012, and the nine-month periods ended September 30, 2012 and 2013 respectively.

(c) Reclassified unaudited statement of operations for the twelve months ended September 30, 2013

The Santarus unaudited statement of operations for the twelve months ended September 30, 2013 is based on the reclassified Santarus historical audited and unaudited consolidated financial statements (as presented in 4(b) above) and is calculated by subtracting the reclassified historical consolidated financial information for the nine months ended September 30, 2012 from the reclassified historical consolidated financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

for the year ended December 31, 2012 and then adding the reclassified historical consolidated financial information for the nine months ended September 30, 2013. The table below shows the method of calculation.

	Twelve Months Ended December 31, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Twelve Months Ended September 30, 2013
	(in thousands)
Revenues:
Net product revenues	$217,955	$267,596	$147,742	$337,809

Costs and expenses:
Cost of products sold (excluding amortization of product rights and intangibles)	65,904	69,533	46,188	89,249
Amortization of product rights and intangible assets	5,675	4,752	4,146	6,281
Intangible asset impairment charge	—	—	—	—
Research and development	39,506	24,978	21,787	42,697
Selling, general and administrative	86,552	99,692	61,567	124,677
Change in acquisition-related contingent consideration	146	561	(25)	732

Total costs and expenses	197,783	199,516	133,663	263,636

Income from operations	20,172	68,080	14,079	74,173

Loss on extinguishment of debt	—	—	—	—
Interest expense, net	(308)	(180)	(246)	(242)

Income before provision for income tax	19,864	67,900	13,833	73,931
Income tax (expense) benefit	(1,309)	54,668	(774)	54,133

Net income	18,555	122,568	13,059	128,064

5. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(a)	The following table summarizes the estimated sources and uses of proceeds in connection with the Merger. The actual amounts set forth in the table and in the accompanying footnotes are subject to adjustment and may differ at the time of the consummation of the Merger depending on several factors, including differences from management’s estimation of fees and expenses.

(in thousands)
Sources:
Balance Sheet Cash	$822,665
Term Loan B Facility	1,200,000
Notes	750,000

$2,772,665

Uses:
Equity purchase price (i)	$2,627,615
Estimated financing fees (ii)	71,100
Estimated acquisition costs (iii)	73,950

$2,772,665

(i)	Represents the total consideration to be paid to holders of all of the issued and outstanding shares of Santarus common stock, including $359.4 million paid to holders of vested stock options and $121.4 million paid to holders of unvested stock options that will vest upon the closing of the Merger.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(ii)	Includes $49.7 million of issuance costs related to the Notes, the Term Loan B Facility and commitment fees related to the revolving credit facility, $12.0 million of original issue discount (“OID”) related to the Term Loan B Facility and $9.4 million of commitment fees related to bridge financing. Commitment fees related to the establishment of the bridge facility will be written off upon issuance of the Notes. See also footnote 5(k).

(iii)	Consists of estimated non-recurring deal fees and expenses of $43.9 million, comprised of financial advisory and legal fees, and acquisition-related severance costs of $30.0 million.

(b)	The following table sets forth the preliminary allocation of the purchase price:

(in thousands)
Equity purchase price	$2,627,615
Historical book value of net assets acquired	228,982

Excess of purchase price over net assets acquired	2,398,633
Excess allocated to:
Inventory	55,350
Current deferred tax assets	160,130
Intangible assets – product rights on currently marketed products	1,273,498
Intangible assets – IPR&D	90,400
Intangible assets – licensing agreements	43,000
Non-current deferred tax liabilities	(548,690)

Pro forma adjustment to goodwill	$1,324,945

(c)	Represents the estimated fair value adjustment to step up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair value of finished goods inventory. Salix will reflect the fair value of Santarus’ inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed to occur within the first year after acquisition. As there is no continuing impact of the inventory step-up on Salix’s results, the increased value is not included in the unaudited pro forma condensed combined statements of operations.

(d)	Represents the adjustments to record identified intangible assets at fair value. The IPR&D amounts will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of each project and launch of the product, Salix will make a separate determination of useful life of the IPR&D intangible, and amortization will be recorded as an expense. As the IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma condensed combined statements of operations. Other intangible assets are amortized as described in note (a) under “Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments.”

The fair value estimate for identifiable intangible assets in the accompanying unaudited pro forma condensed combined financial statements is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. The final fair value

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

determination for identified intangibles may differ from this preliminary determination. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions used in the income approach from the perspective of a market participant include the estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital/asset contributory asset charges), the discount rate that measures the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or that the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

(e)	Reflects a deferred income tax asset of $187.5 million resulting from the pending settlement of outstanding Santarus stock options, offset by a deferred income tax liability of $21.6 million resulting from the fair value adjustment to inventory acquired, based on a combined federal and state statutory income tax rate of 39.0% and the reversal of a $5.8 million historical deferred tax asset related to Santarus stock options. These estimates of deferred taxes are preliminary and are subject to change based on management’s final determination of the number of stock options settled and the fair values of assets acquired and liabilities assumed by jurisdiction.

(f)	Reflects the capitalization of debt issuance costs of $49.7 million related to the Notes, the Term Loan B Facility and commitment fees related to the revolving credit facility.

(g)	Reflects the borrowing of $1.2 billion under the Term Loan B Facility, net of OID.

(h)	Reflects the issuance of $750.0 million of Notes.

(i)	Reflects a deferred income tax liability resulting from fair value adjustments for identifiable intangible assets acquired using a combined federal and state statutory income tax rate of 39.0%. The resulting pro forma long-term deferred income tax liability of $548.7 million has been netted against the Santarus historical long term deferred tax asset of $19.6 million. The estimate of the deferred income tax liability is preliminary and is subject to change based on management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.

(j)	Reflects the elimination of Santarus’ historical stockholders’ equity.

(k)	Reflects the recognition of transaction costs of $73.95 million related to the Merger and $9.4 million of commitment fees related to bridge financing which the Company expects to expire unused upon issuance of the Notes. Resulting tax benefits related to these charges (deferred tax assets) have not been reflected as the Company is still evaluating the deductibility of various transaction expenses. These tax benefits will be finalized subsequent to the close of the Merger.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

6. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

(a)	Reflects the incremental amortization expense resulting from the fair value adjustments for purchase accounting for the Merger as follows:

	Weighted Average Useful Life (years)	Estimated Fair Value	Year Ended December 31, 2012	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013	Twelve Months Ended September 30, 2013
IPR&D	N/A	$90,400	$—	$—	$—	$—
Product rights on currently marketed products	8.2	1,273,498	227,833	170,875	170,875	227,833
Licensing agreements	10.0	43,000	4,300	3,225	3,225	4,300

Total pro forma amortization expense			232,133	174,100	174,100	232,133
Less: historical amortization expense			5,532	4,146	4,752	6,138

Net adjustment			$226,601	$169,954	$169,348	$225,995

(b)	Reflects the incremental interest expense related to the Company’s debt structure after the Merger, comprised of the Notes and borrowings under the Term Loan B Facility, as follows:

	Year Ended December 31, 2012	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013	Twelve Months Ended September 30, 2013
	(in thousands)
Interest on Term Loan B Facility of $1,200 million and the $750 million Notes at an assumed weighted average cash interest rate of approximately 4.71%	91,875	68,906	67,219	90,188
Commitment fees on senior revolving credit facility	750	563	563	750
Amortization of debt issue costs and OID	14,802	11,032	11,086	14,856

Total adjustment	$107,427	$80,501	$78,868	$105,794

A  1⁄8th percent change in the weighted average interest rate would increase or decrease the pro forma annual cash interest expense on the $1,950 million aggregate indebtedness under the Term Loan B Facility and the Notes at the closing of the Merger by approximately $2.4 million.

(c)	Represents the income tax effect of the pro forma adjustments using a combined federal and state statutory income tax rate of 39.0%. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition integration activities, cash needs and the geographical mix of income.